Exhibit 99.1

Nucor Executive Vice President Keith Grass To Retire

CHARLOTTE, N.C., Aug. 1, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that Keith Grass, Nucor's Executive Vice President of Raw Materials and Chief Executive Officer of The David J. Joseph Company (DJJ), plans to retire effective September 12, 2014.

Mr. Grass joined DJJ in 1978. He began his career as a brokerage representative and then as district manager of several DJJ trading offices. He was appointed Vice President of Trading in 1992. From 1996 to 1998, Mr. Grass served as President of DJJ's International Division. He headed the Metals Recycling Division during 1999 and served as President of DJJ from 2000 until December 2012. Mr. Grass has served as CEO of DJJ since 2000 and was appointed Executive Vice President of Nucor Corporation when DJJ became part of Nucor in 2008.

Upon the retirement of Mr. Grass, Joe Stratman, who began his Nucor career in 1989 and has served as Executive Vice President since 2007, will assume EVP responsibilities for the raw materials group, which, in addition to DJJ, includes Nucor's natural gas investments and logistics.

John Ferriola, Nucor's Chairman, CEO and President, commented, "On behalf of the Board and everyone at Nucor, I would like to thank Keith for his leadership at DJJ and Nucor over the last 36 years. His guidance and expertise as both the CEO of DJJ and as EVP of Nucor have been instrumental to our combined success. Our company and our stockholders have greatly benefited from Keith's innumerable contributions to our raw materials strategy and our continued focus on reducing our cost structure.

"In recent years, the Nucor management team has considered succession planning to be a top strategic initiative throughout the organization. Craig Feldman, a 28-year veteran of DJJ, will continue to serve as DJJ's President, a position he has held since January 2013. His responsibilities in the DJJ organization will remain unchanged, and he is well-positioned to continue DJJ's profitable growth. Joe Stratman's 25 years of experience, both at operating divisions and at corporate, will ensure us continued success in the raw materials segment."

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208